UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON D.C. 20549
SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934
Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary proxy statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☑	Definitive proxy statement

☐	Definitive Additional Materials

☐	Soliciting Material pursuant to § 240.14a-12
Advocat Inc.

(Name of Registrant as Specified In Its charter)

(Name of Person(s) Filing proxy statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☑	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

ADVOCAT INC.
1621 Galleria Boulevard
Brentwood, Tennessee 37027
Dear Fellow Shareholder:
     You are cordially invited to attend the 2011 annual meeting of shareholders of Advocat Inc. (the “Company”), to be held at the Company’s offices, 1621 Galleria Boulevard, Brentwood, Tennessee 37027 on June 3, 2011, at 9:00 a.m. (Central Daylight Time).
     The attached notice of annual meeting and proxy statement describe the formal business to be transacted at the meeting. Following the formal business portion of the annual meeting, there will be a report on the operations of the Company and shareholders will be given the opportunity to ask questions. At your earliest convenience, please vote using the telephone or Internet voting instructions found on the enclosed proxy card or mark, sign and return the accompanying proxy card in the enclosed postage pre-paid envelope. We hope you will be able to attend the annual meeting.
     Whether or not you plan to attend the annual meeting, please vote using the telephone or Internet voting instructions found on the enclosed proxy card or complete, sign, date and mail the enclosed proxy card promptly. If you attend the annual meeting, you may revoke such proxy and vote in person if you wish, even if you have previously returned your proxy card. If you do not attend the annual meeting, you may still revoke such proxy at any time prior to the annual meeting by providing written notice of such revocation to L. Glynn Riddle, Jr., Chief Financial Officer and Secretary of the Company. YOUR PROMPT COOPERATION WILL BE GREATLY APPRECIATED.

William R. Council, III
Chief Executive Officer
Brentwood, Tennessee
April 20, 2011

ADVOCAT INC.
1621 Galleria Boulevard
Brentwood, Tennessee 37027
NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
To the Shareholders of Advocat Inc.:
     The annual meeting of shareholders of Advocat Inc., a Delaware corporation (the “Company”), will be held at the Company’s offices, 1621 Galleria Boulevard, Brentwood, Tennessee 37027 on June 3, 2011, at 9:00 a.m. (Central Daylight Time) for the following purposes:
(1)	To elect two (2) Class 2 directors, to hold office for a three (3) year term and until their successors have been duly elected and qualified;

(2)	To ratify the appointment of BDO USA, LLP as our independent registered public accounting firm for 2011;

(3)	To transact such other business as may properly come before the meeting, or any adjournment or postponement thereof.
     The proxy statement and form of proxy accompanying this notice are being mailed to shareholders on or about April 20, 2011. Only shareholders of record at the close of business on April 14, 2011, are entitled to notice of and to vote at the meeting and any adjournment thereof.
     Your attention is directed to the proxy statement accompanying this notice for a more complete statement regarding the matters to be acted upon at the meeting.
     We hope very much that you will be able to be with us. The Company’s board of directors urges all shareholders of record to exercise their right to vote at the annual meeting of shareholders personally or by proxy. Accordingly, we are sending you the accompanying proxy statement and the enclosed proxy card.
     Your representation at the annual meeting of shareholders is important. To ensure your representation, whether or not you plan to attend the annual meeting, please vote using the telephone or Internet voting instructions found on the enclosed proxy card or complete, date, sign and return the enclosed proxy card in the postage-paid envelope provided. Should you desire to revoke your proxy, you may do so at any time before it is voted in the manner provided in the accompanying proxy statement.
By Order of the Board of Directors,

L. Glynn Riddle, Jr., Secretary
Brentwood, Tennessee
April 20, 2011

ADVOCAT INC.
1621 Galleria Boulevard
Brentwood, Tennessee 37027
PROXY STATEMENT
     The board of directors of Advocat Inc. (“Advocat” or the “Company”) is soliciting proxies for this year’s annual meeting of shareholders. This proxy statement contains important information for you to consider when deciding how to vote on matters brought before the meeting. Please read it carefully.
     The board has set April 14, 2011 as the record date for the meeting. Shareholders who owned Advocat common stock on that date are entitled to receive notice of and vote at the meeting. On the record date there were 5,817,387 shares of Advocat common stock outstanding. Holders of the Company’s common stock are entitled to one vote per share owned of record. Cumulative voting is not permitted. The Company has 5,000 shares of Series C Redeemable Preferred Stock outstanding, but such preferred stock is not entitled to vote at the annual meeting of shareholders. The Company has the authority to issue additional shares of preferred stock in one or more series, although no additional series of preferred stock are currently outstanding.
     This proxy statement and enclosed proxy were initially mailed or delivered to shareholders on or about April 20, 2011. The Company’s Annual Report for the fiscal year ended December 31, 2010, is being concurrently mailed or delivered with this proxy statement to shareholders entitled to vote at the annual meeting. The Annual Report is not to be regarded as proxy soliciting material. In addition, this proxy statement and the Annual Report are available on our website at www.advocat-inc.com.
     Why am I receiving this proxy statement and proxy form?
     You are receiving this proxy statement and proxy form because you own shares of Advocat common stock. This proxy statement describes issues on which you are entitled to vote. If your shares are registered in your name with the Company’s transfer agent, you are considered to be the owner of record of those shares and these proxy materials are being sent to you directly. When you sign the proxy form, you appoint William R. Council III, the Company’s Chief Executive Officer, and L. Glynn Riddle, Jr., the Company’s Chief Financial Officer and Secretary, or either of them, as your representative at the meeting. Mr. Council and Mr. Riddle will vote your shares at the meeting as you have instructed on the proxy form. This way, your shares will be voted even if you cannot attend the meeting.
     If your shares are not voted in person or by telephone or on the Internet, they cannot be voted on your behalf unless you provide our corporate secretary with a signed proxy authorizing another person to vote on your behalf. Even if you expect to attend the meeting in person, in order to ensure that your shares are represented, please vote using the telephone or Internet voting instructions found on the enclosed proxy card or complete, sign and date the enclosed proxy form and return it promptly.

     If your shares are held in a brokerage account or in the name of another nominee, you are considered the beneficial owner of shares held in street name, and these proxy materials are being forwarded to you together with a voting instruction form. As the beneficial owner, you have the right to direct your broker, trustee or nominee how to vote your shares. Since a beneficial owner is not the owner of record, you may not vote these shares in person at the meeting unless you obtain a “legal proxy” from the broker, trustee or nominee that holds your shares, giving you the right to vote the shares at the annual meeting. Your broker, trustee or nominee has enclosed or provided voting instructions for you to use in directing the broker, trustee or nominee how to vote your shares.
     Who is soliciting my proxy and who is paying the cost of the solicitation?
     The Company’s board of directors is sending you this proxy statement in connection with its solicitation of proxies for use at the 2011 annual meeting. Certain of our directors, officers and employees may solicit proxies by mail, telephone, facsimile or in person. The Company will pay for the costs of solicitation. As of the date of this proxy statement, we do not expect to pay any compensation for the solicitation of proxies, except to brokers, nominees and similar record holders for reasonable expenses in mailing proxy materials to beneficial owners of the Company’s common stock.
     What am I voting on?
     At the annual meeting you will be asked to vote on two proposals: The first proposal is the election of two “Class 2 Directors” to serve a three year term on the Company’s board of directors. The second proposal is to ratify the appointment of BDO USA, LLP as the Company’s independent registered public accounting firm.
     Who is entitled to vote?
     Only shareholders who owned Advocat common stock as of the close of business on the record date, April 14, 2011, are entitled to receive notice of the annual meeting and to vote the shares that they held on that date at the meeting, or at any postponement or adjournment of the meeting.
     How do I vote?
     You may vote your shares either in person at the annual meeting, by telephone or on the Internet or by proxy. To vote by proxy, you should mark, date, sign and mail the enclosed proxy in the prepaid envelope provided. Instructions for voting on the Internet or by telephone may be found in the Proxy Voting Instructions accompanying the Proxy Card. If your shares are registered in your own name and you attend the meeting, you may deliver your completed proxy in person. “Street name” shareholders, that is, those shareholders whose shares are held in the name of and through a broker or nominee, who wish to vote at the meeting will need to obtain a proxy form from the institution that holds their shares if they did not receive one directly. Shares held in street name may also be eligible for Internet or telephone voting in certain circumstances if the owner did not receive a proxy form directly.

     Can I change my vote after I return my proxy form?
     Yes. You may revoke your proxy and change your vote at any time before the proxy is exercised by filing with Mr. Riddle, either a written notice of revocation or another signed proxy bearing a later date. The powers of the proxy holders will be suspended if you attend the meeting in person and inform the corporate secretary that you wish to revoke or replace your proxy. Your attendance at the meeting will not by itself revoke a previously granted proxy. If you hold your shares in street name through a broker, bank or other nominee, you may revoke your proxy by following instructions provided by your broker, bank or nominee. No notice of revocation or later-dated proxy will be effective until received by Mr. Riddle at or prior to the annual meeting.
     What is the board’s recommendation and how will my shares be voted?
     The board recommends a vote FOR both proposals. If properly signed and returned in time for the annual meeting, the enclosed proxy will be voted in accordance with the choices specified thereon. If any other matters are properly considered at the meeting, Mr. Council and Mr. Riddle will vote as recommended by the board of directors on such matters, or if the board does not give a recommendation, Mr. Council and Mr. Riddle will have discretion to vote as they think best on such matters, in each case to the extent permitted under the Federal Securities Laws. If you return a signed proxy, but do not specify a choice, Mr. Council and Mr. Riddle, as the persons named as the proxy holder on the proxy form, will vote as recommended by the board of directors. If a broker submits a proxy that indicates that the broker does not have discretionary authority as to certain shares to vote on one or more matters, those shares will be counted as shares that are present for purposes of determining the presence of a quorum but will not be considered as present and entitled to vote with respect to such matters. Abstentions will be counted as shares that are present for purposes of determining the presence of a quorum and are counted in the tabulations of votes cast on proposals presented to shareholders. Each proposal is tabulated separately.
     Will my shares be voted if I do not sign and return my proxy form?
     If your shares are registered in your name and you do not return your proxy form or do not vote in person at the annual meeting, your shares will not be voted. If your shares are held in street name and you do not submit voting instructions to your broker, your broker may vote your shares for you. Brokers normally have discretion to vote on routine matters, such as ratification of auditors, but not on non-routine matters, such as shareholder proposals. The New York Stock Exchange has changed its rules so that uncontested director elections are no longer considered routine matters and brokers no longer have discretion to vote on any director election.
     How many votes are needed to hold the annual meeting?
     The Company currently has a total of 5,817,387 shares of outstanding common stock. A majority of the Company’s outstanding shares as of the record date (a quorum) must be present at the annual meeting in order to hold the meeting and conduct business. Shares are counted as present at the meeting if: (a) a shareholder is present and votes in person at the meeting; (b) a shareholder has properly submitted a proxy form, even if the shareholder marks abstentions on the proxy form; or (c) a broker or nominee has properly submitted a proxy form, even if the broker does not vote because the beneficial owner of the shares has not given the broker or nominee specific voting instructions and the broker or nominee does not have voting discretion (a “broker non-vote”). A share, once represented for any purpose at the meeting, is deemed present for purposes of determining a quorum for the meeting (unless the meeting is adjourned and a new record date is set for the adjourned meeting), even if the holder of the share abstains from voting with respect to any matter brought before the meeting.
     What vote is required to adopt the proposals to be considered at the meeting?
     The nominees for director who receive the highest number of FOR votes cast will be elected. Withheld votes and broker non-votes, if any, are not treated as votes cast and, therefore, will have no effect on the proposal to elect directors.
     Approval of Proposal 2 requires the affirmative vote of the holders of at least a majority of shares present in person or represented by proxy at the meeting and entitled to vote on the proposal. Abstentions are shares that are present and entitled to vote, so abstentions have the same effect as a vote against Proposal 2. Broker non-votes are not considered shares that are entitled to vote and thus will have no effect on the outcome of the vote.
     Can I vote on other matters or submit a proposal to be considered at the meeting?
     The Company has not received timely notice of any other shareholder proposals pursuant to Rule 14a-8 under the Securities Exchange Act of 1934 to be considered at the annual meeting. Shareholders may submit matters for a vote without inclusion in this proxy statement only in accordance with Rule 14a-4(c) or the Company’s bylaws. The Company does not intend to present any other business at the annual meeting and does not know of any other business intended to be presented other than as discussed or referred to in this proxy statement (the date specified in the Company’s bylaws for advance notice of proposals by shareholders has passed). If any other matters properly come before the annual meeting, the persons named in the accompanying proxy card will vote the shares represented by the proxy in the manner as the board of directors may recommend, or in their discretion.
     It is contemplated that the Company’s 2012 annual meeting of shareholders will take place in June 2012. Shareholders’ proposals will be eligible for consideration for inclusion in the proxy statement for the 2012 annual meeting pursuant to Rule 14a-8 if such proposals are received by the Company before the close of business on December 22, 2011. Notices of shareholders’ proposals submitted outside the processes of Rule 14a-8 will generally be considered timely (but not considered for inclusion in our proxy statement), pursuant to the advance notice requirement set forth in Rule 14a-4(c). For shareholders seeking to present a proposal at the 2012 annual meeting without inclusion of such proposal in the Company’s proxy materials, the proposal should be received by the Company no later than March 6, 2012.
     Are there any dissenters’ rights or appraisal rights with respect to any of the proposals described in this proxy statement?
     There are no appraisal rights or similar rights of dissenters with respect to the matters to be voted upon.

     How do I communicate with directors?
     The board has established a process for shareholders to send communications to the board or any of the directors. Shareholders may send communications to the board or any of the directors by sending such communication addressed to the board of directors or any individual director c/o Advocat Inc., 1621 Galleria Boulevard, Brentwood, Tennessee 37027. All communications will be compiled and submitted to the board or the individual directors on a monthly basis.
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
OWNERS AND MANAGEMENT
     How much stock do each of the Company’s directors, executive officers, and principal shareholders own?
     The Company is authorized to issue 20,000,000 shares of common stock and 1,000,000 shares of preferred stock. As of April 14, 2011, there were 5,817,387 shares of common stock and 5,000 shares of Series C Preferred Stock outstanding. The following table shows, as of April 14, 2011, the amount of Advocat common stock beneficially owned (unless otherwise indicated) by (a) each director and director nominee; (b) each of the Named Executive Officers (as defined in “Executive Compensation,” below); (c) all of the Company’s directors and executive officers as a group; and (d) all shareholders known by the Company to be the beneficial owners of more than 5% of the outstanding shares of Advocat common stock. Based on information furnished by the owners and except as otherwise noted, the Company believes that the beneficial owners of the shares listed below, have, or share with a spouse, voting and investment power with respect to the shares. The address for all of the persons listed below is 1621 Galleria Boulevard, Brentwood, Tennessee 37027, except as otherwise listed in the table below.

	Shares Beneficially Owned
Name	Number(1)	Percent(2)
Chad A. McCurdy (3)	1,147,716	19.7%
Wallace E. Olson (4)	557,116	9.6%
FMR LLC (5) 82 Devonshire St. Boston, MA 02109	573,960	9.9%
Altrinsic Global Advisors, LLC (6) 100 First Stamford Place, 6th Floor Stamford, CT 06902	443,952	7.6%
William R. Council, III (7)	226,855	3.8%

	Shares Beneficially Owned
Name	Number(1)	Percent(2)
William C. O’Neil, Jr. (8)	28,916	*
Richard M. Brame (9)	31,916	*
Robert Z. Hensley (10)	23,916	*
Kelly J. Gill(11)	16,416	*
Raymond L. Tyler, Jr. (12)	15,606	*
L. Glynn Riddle, Jr. (13)	99,639	1.7%
W. David Houghton (14)	3,250	*
All directors and executive officers as a group (9 persons) (15)	2,135,740	35.0%

*	less than 1%

(1)	Unless otherwise indicated, the persons or entities identified in this table have sole voting and investment power with respect to all shares shown as beneficially owned by them, subject to community property laws, where applicable.

(2)	The percentages shown are based on 5,817,387 shares of common stock outstanding plus, as to each individual and group listed, the number of shares of common stock deemed to be owned by such holder pursuant to Rule 13d-3 under the Exchange Act, assuming exercise of options or SOSARs held by such holder that are exercisable within 60 days of April 14, 2011.

(3)	Mr. McCurdy’s shares include 5,000 shares owned by dependent children and 1,017,600 owned by Marlin Capital Partners, LLC of which Mr. McCurdy is the Managing Partner. Includes 15,666 shares purchasable upon exercise of options and SOSARs and 250 shares of restricted stock.

(4)	Mr. Olson’s shares include 1,300 shares owned jointly with his daughter and 548,900 owned by a partnership controlled by Mr. Olson. Includes 6,666 shares purchasable upon exercise of options and SOSARs and 250 shares of restricted stock.

(5)	Based solely on a Form N-CSR filed by FMR LLC on March 28, 2011.

(6)	Based solely on a Form 13F-HR filed by Altrinsic Global Advisors, LLC on February 4, 2011.

(7)	Includes 141,666 shares purchasable upon exercise of options and SOSARs and 6,250 shares of restricted stock. Ownership does not include 23,066 restricted share units (including dividend equivalents) purchased in March 2010 and 2011 in lieu of cash bonuses. Restricted share units will be converted to shares and delivered in March 2012 and 2013, respectively.

(8)	Includes 8,066 shares purchasable upon exercise of options and SOSARs and 250 shares of restricted stock.

(9)	Includes 5,666 shares purchasable upon exercise of options and SOSARs and 250 shares of restricted stock.

(10)	Includes 17,666 shares purchasable upon exercise of options and SOSARs and 250 shares of restricted stock.

(11)	Includes 11,666 shares purchasable upon exercise of options and SOSARs and 4,750 shares of restricted stock. Ownership does not include 6,119 restricted share units (including dividend equivalents) purchased in March 2011 in lieu of cash bonus. Restricted share units will be converted to shares and delivered in March 2013.

(12)	Mr. Tyler resigned his position with the Company effective May 25, 2010.

(13)	Includes 76,666 shares purchasable upon exercise of options and SOSARs and 3,250 shares of restricted stock. Ownership does not include 8,548 restricted share units (including dividend equivalents) purchased in March 2010 and 2011 in lieu of cash bonuses. Restricted share units will be converted to shares and delivered in March 2012 and 2013, respectively.

(14)	Includes 3,250 shares of restricted stock. Ownership does not include 1,117 restricted share units (including dividend equivalents) purchased in March 2011 in lieu of cash bonus. Restricted share units will be converted to shares and delivered in March 2013.

(15)	Includes 283,728 shares purchasable upon exercise of options and SOSARs and 18,750 shares of restricted stock.

PROPOSAL 1
ELECTION OF DIRECTORS
     How many directors are nominated?
     The Company’s certificate of incorporation provides that the number of directors to be elected by the shareholders shall be at least three and not more than 15, as established by the board of directors from time to time. The number of directors is currently set at six.
     The certificate of incorporation requires that the Company’s board of directors be divided into three classes which are as nearly equal in number as possible. The directors in each class will serve staggered three-year terms or until a successor is elected and qualified. Class 2 directors, if reelected, will serve until the 2014 annual meeting; Class 3 directors are currently serving until the 2012 annual meeting and Class 1 directors are currently serving until the 2013 annual meeting.
     What happens if a nominee refuses or is unable to stand for election?
     The board may reduce the number of seats on the board or designate a replacement nominee. If the board designates a replacement nominee, we will file and deliver an amended proxy statement that, (1) identifies the replacement nominee, (2) discloses that such nominee has consented to being named in the revised proxy statement and to serve if elected and (3) includes the information with respect to the replacement nominee that is required to be disclosed by the Securities and Exchange Commission’s proxy solicitation rules of the Exchange Act. Only after such supplemental disclosure will the shares represented by proxy be voted FOR the replacement nominee. The board presently has no knowledge that any nominee will refuse, or be unable, to serve.
     Must director nominees attend our annual meeting?
     It is the Company’s policy that all of its directors attend the annual meeting, if possible. All directors attended the 2010 annual meeting of shareholders. All directors, other than Mr. O’Neil, and all nominees are expected to be in attendance at the 2011 meeting.
     Who are the board nominees?
     Information regarding the nominees is provided below, including name, age, principal occupation during the past five years, the year first elected as a director of the Company and the expiration date of such director’s term. Each of the Class 2 nominees for director is presently a director of the Company.

     The following directors have been nominated to continue in office for a new term or until the election and qualification of his respective successors in office:
Information about Class 2 Director Nominees — Current Term Ending 2011

		Director
Name of Nominee	Age	Since	Principal Occupation Last Five Years
Wallace E. Olson	64	March 2002	Chairman of the Board of Directors of the Company from October 2002 to present; Member of the Board of Directors of the Company since March 2002. He has been a private investor, managing his personal finances, since May 1996. The board believes that Mr. Olson’s leadership experience, financial experience, and knowledge of the Company derived from his years of service on our board qualify him to continue to serve in that position.

Chad A. McCurdy	42	March 2008	Member of the Board of Directors of the Company since March 2008; Managing Partner of Marlin Capital Partners, LLC from 2004 to present; Broker with First Dallas Securities from 2003 through 2004. Mr. McCurdy is a graduate of Southern Methodist University, Cox School of Business. The board believes that Mr. McCurdy’s leadership experience, financial industry experience, and knowledge of the Company qualify him to continue to serve as a member of the board of directors.

Who are the Continuing Directors?
     The following directors will continue in office for the remainder of their respective terms or until the election and qualification of their respective successors in office:
Information about Class 3 Continuing Directors — Current Term Ending 2012

		Director
Name of Director	Age	Since	Principal Occupation Last Five Years
William R. Council, III	49	October 2002	Member of the Board of Directors of the Company since 2002; President and Chief Executive Officer from March 2003 to present; Interim Chief Executive Officer from October 2002 to March 2003; Executive Vice President, Chief Financial Officer and Secretary of the Company from March 2001 to December 2002. Member, American Healthcare Association Board of Governors since September 2010. Mr. Council is a Certified Public Accountant. The board believes that Mr. Council’s extensive leadership experience, healthcare industry experience, public accounting background and knowledge of the Company derived from his years of service on our board qualify him to continue to serve in that position.

Richard M. Brame	57	December 2002	Member of the Board of Directors of the Company since December 2002; thirty plus years experience as owner/operator of skilled nursing centers and was a licensed Nursing Home Administrator early in his career; Founder of www.Live-At-Home.com; President of Regency Health Management, LLC from July 1999 to March 2008 and June 2010 to present; Secretary-Treasurer of Regency Rehab and Skilled Nursing, LLC, June 2010 to present; Chief Financial Officer of Covington Senior Living, LLC, Atlanta, GA from April 2008 — June 2009: President of Regency Healthcare, LLC from 2006 to March 2008. The board believes that Mr. Brame’s extensive leadership experience, healthcare industry experience, and knowledge of the Company derived from his years of service on our board qualify him to continue to serve in that position.

Information about Class 1 Continuing Directors — Current Term Ending 2013

Name of Directors	Age	Director Since	Principal Occupation Last Five Years
William C. O’Neil, Jr.	76	Inception	Member of the Board of Directors of the Company since 1994; Private Investor; director of Healthways, Inc., a specialty health care service company; director of American HomePatient, Inc., a provider of home health care products and services from 2004 until September 1, 2010. The board believes that Mr. O’Neil’s extensive leadership experience, healthcare industry experience, and knowledge of the Company derived from his years of service on our board qualify him to continue to serve in that position.

Robert Z. Hensley	53	July 2005	Member of the Board of Directors of the Company since July 2005; director, Capella Healthcare Inc. from January 2009 to present; Senior Advisor to Alvarez & Marsal Transaction Advisory Group from June 2008 to present; managing member and principal owner of two real estate and rental property development companies from 2001 to present; currently a director of HealthSpring, Inc., Insight Global, Inc. and Spheris Holdings III, Inc. Served as director of Comsys IT Partners, Inc. and Spheris, Inc. from 2006 to 2010; Audit Partner at Ernst & Young, LLP, from July 2002 to September 2003; Audit Partner at Arthur Andersen, LLP from 1990 to 2002; Managing Partner at Arthur Andersen, LLP from 1997 to 2002. Mr. Hensley holds a Master of Accountancy degree, a BS in Accounting and is a Certified Public Accountant. The board believes that Mr. Hensley’s extensive leadership experience, healthcare and public accounting experience, and knowledge of the Company derived from his years of service on our board qualify him to continue to serve in that position.

     Is the board independent?
     The board of directors has determined that five of the Company’s current six directors, i.e., all of the non-management directors, are independent as NASDAQ defines independence under NASDAQ Rule 5605(a)(2). The Company’s non-management directors meet in executive sessions, without management present, on a regular basis.
     What is our board structure?
     The board does not have a policy regarding the separation of the roles of chief executive officer and chairman of the board as the board believes it is in the best interests of the Company to make that determination based on the current membership of the board and position of the Company. The board has determined that having an independent director serve as chairman is in the best interest of the Company’s shareholders at this time. This structure ensures a greater role for the independent directors in the oversight of the Company and active participation of the independent directors in setting agendas and establishing board priorities and procedures. Further, this structure permits the chief executive officer to focus on the management of the Company’s day-to-day operations.
     How does the board manage the Company’s risks?
     Management of risk is the direct responsibility of the Company’s CEO and the senior leadership team. The board of directors oversees and reviews certain aspects of the Company’s risk management efforts. Our full board regularly engages in discussions of risk management and receives reports on risk management from members of management. Each of our board committees also considers the risk within its areas of responsibility. We believe this structure provides effective oversight of the risk management function.
     What committees has the board established?
     The board of directors has established an audit committee, a compensation committee and a nominating and corporate governance committee.
     Nominating and Corporate Governance Committee. The nominating and corporate governance committee, which considers director nominations, was established during 2006. The entire board has adopted Corporate Governance Guidelines, which include guidelines on the composition, selection and performance of the board and a nominating and corporate governance committee charter. In addition to recommending nominees for directors of the Company, the nominating and corporate governance committee: (1) reviews the corporate governance guidelines at least annually and, when necessary or appropriate, recommends changes to the board; (2) reviews at least annually the charters of the committees of the board and, when necessary or appropriate, recommends changes in such charters to the board; and (3) oversees the annual evaluation by the board of itself and its committees. The Company’s Corporate Governance Guidelines and nominating and corporate governance committee charter are posted on the Company’s website at www.advocat-inc.com.

     The nominating and corporate governance committee believes that any nominee that it recommends for a position on the Company’s board of directors must possess high standards of personal and professional integrity, and have demonstrated business judgment and such other characteristics as it deems appropriate to demonstrate that he or she would be effective, in conjunction with the other directors and nominees for director, in serving the best interest of the Company’s shareholders. The nominating and corporate governance committee’s assessment of existing directors and new director nominees includes issues of diversity, age, contribution to the meetings, the ability to work with other directors and skills such as understanding of long-term health care, health care background, and the perceived needs of the board at that point in time. The nominating and corporate governance committee may solicit recommendations for director nominees from other directors, the Company’s executive officers or any other source that it deems appropriate. To evaluate any potential nominee, the nominating and corporate governance committee will review and evaluate the qualifications of any proposed director candidate and conduct inquiries into his or her background to the extent that it deems appropriate under the circumstances.
     The nominating and corporate governance committee will review and evaluate the qualifications of any director candidates who have been recommended by shareholders of the Company in compliance with policies described above. Any shareholder submitting a recommendation for a director candidate must submit it to the secretary at the Company’s corporate headquarters no later than the 120th calendar day before the date the Company’s proxy statement was released to shareholders in connection with the previous year’s annual meeting. The secretary of the Company will forward all recommendations to the nominating and corporate governance committee. The shareholder’s recommendation must include information about the shareholder making the recommendation and about the proposed director candidate. All proposed director candidates will be evaluated in the same manner, regardless of the source of the initial recommendation.
     The nominating and corporate governance committee is composed of Mr. Hensley as chairman, Mr. Olson and Mr. O’Neil. The board believes that each member of the nominating and corporate governance committee is independent under the NASDAQ rules. The nominating and corporate governance committee held two meetings during 2010.
     Audit Committee. The Company has a separately designated standing audit committee that is established in accordance with Section 3(a)(58)(A) of the Exchange Act. The audit committee supervises matters relating to the audit function, reviews the Company’s quarterly reports, and reviews and approves the annual report of the Company’s independent registered public accounting firm. The audit committee also has oversight with respect to the Company’s financial reporting, including the annual and other reports to the Securities and Exchange Commission and the annual report to the shareholders. The audit committee is composed of Mr. O’Neil as chairman, Mr. Brame, Mr. Hensley and Mr. McCurdy. The board of directors in its business judgment, has determined that all members of the audit committee are independent directors, qualified to serve on the audit committee pursuant to Rule 5605(a)(2) under NASDAQ’s Rule 5605(c)(2)(A) regarding heightened independence standards for audit committee members. The board has determined that Mr. Hensley qualifies as an “audit committee financial expert” as described in Regulation S-K Item 407(d). There were four meetings of the audit committee during 2010. The audit committee has adopted a written charter, a copy of which is posted on our web site at www.advocat-inc.com.

     Compensation Committee. The compensation committee presently is composed of Mr. Brame as chairman, Mr. McCurdy and Mr. Olson. The board believes that each member of the compensation committee is independent under the NASDAQ rules. Responsibilities of this committee include approval of remuneration arrangements for executive officers of the Company, review of compensation plans relating to executive officers and directors, including benefits under the Company’s compensation plans and general review of the Company’s employee compensation policies. The compensation committee has adopted a written charter, a copy of which is posted on our website at
www.advocat-inc.com. During 2010, the compensation committee held two meetings.
     How often did the board of directors meet during 2010?
     During 2010, the board of directors held ten meetings, three of which were telephonic. Each director attended at least 75% of the aggregate of (i) the total number of meetings of the board of directors and (ii) the total number of meetings held by all committees on which the individual director served.
     How are directors compensated?
     The directors who are not officers, employees or consultants of the Company (currently directors Brame, Hensley, McCurdy, O’Neil and Olson) receive a director’s fee of $30,000 annually; $2,500 per board meeting attended, and $2,000 for each planned committee meeting. The audit committee has four planned meetings each year, and the nominating and corporate governance committee and the compensation committee each have two planned meetings during the year. Board and committee chair annual retainers consist of $20,000 for the board chair, $15,000 for the audit chair, and $7,500 each for the nominating and corporate governance chair and the compensation chair paid quarterly. Additional telephonic board and committee meetings and non-planned committee meetings on the day of other meetings are paid at $500 each. Directors are also entitled to participate in the Company’s health care plan. Directors who are officers or employees of the Company or its affiliates have not been compensated separately for services as a director. Directors are reimbursed for expenses incurred in connection with attendance at board and committee meetings.
     In June 2010, after the 2010 Long-Term Incentive Plan was approved by the shareholders, the Company granted each non-employee director a stock only stock appreciation rights (“SOSARs”) for 1,000 shares at a base value of $5.45 per share. The SOSARs vest one-third on each of the first, second and third anniversaries of the grant date. In March 2011, each non-employee director was granted 250 shares of restricted stock. The restricted stock vests one-third on each of the first, second and third anniversaries of the grant date. These grants were made in 2011 and therefore are not included in the table below. The following table shows the compensation of each of our non-employee directors during 2010.

	Non-Employee Director Compensation
	For the Year Ended December 31, 2010
	Fees Earned or Paid in Cash
	Regular	Supplemental		Equity	All Other
Director	Fees ($)(1)	Fees ($)(2)		Awards ($)(3)	Compensation ($)(4)	Total ($)
Wallace E. Olson	30,000	43,000	(5)	2,454	16,520	91,974
William C. O’Neil, Jr.	30,000	46,000	(6)	2,454	—	78,454
Richard M. Brame	30,000	38,500	(7)	2,454	12,389	83,343
Robert Z. Hensley	30,000	35,000	(8)	2,454	—	67,454
Chad A. McCurdy	30,000	27,500		2,454	—	59,954

(1)	“Regular fees” represent an annual directors’ fee of $30,000 paid to directors who are not officers, employees, or consultants of the Company.

(2)	“Supplemental fees” are paid to directors for attendance at board meetings and committee meetings.

(3)	The compensation related to equity awards is based on equity grants valued under the assumptions contained in Note 9 to our Consolidated Financial Statements and is non-cash in nature. Such compensation is recognized over the vesting period of the equity awards. The compensation included in this table represents the aggregate grant date fair value of the equity awards granted during 2010.

(4)	Includes insurance premiums paid by the Company for non-employee directors.

(5)	Mr. Olson received $20,000 for serving as chair of the board meetings.

(6)	Mr. O’Neil received $15,000 for serving as chair of the audit committee meetings.

(7)	Mr. Brame received $7,500 for serving as chair of the compensation committee meetings.

(8)	Mr. Hensley received $7,500 for serving as chair of the nominating and corporate governance committee meetings.
     What is the board’s recommendation with respect to the election of the Class 2 Directors?
THE BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE NOMINEES LISTED ABOVE.
EXECUTIVE OFFICERS
     Who are the Company’s executive officers?
     The following table sets forth certain information concerning the executive officers of the Company as of April 14, 2011.

Name of Officer	Age	Officer Since	Position with the Company
William R. Council, III	49	March 5, 2001	President and Chief Executive Officer from March 2003 to present; Interim Chief Executive Officer from October 2002 to March 2003; Executive Vice President, Chief Financial Officer and Secretary of the Company from March 5, 2001 to December 2002. Mr. Council is a Certified Public Accountant.

Name of Officer	Age	Officer Since	Position with the Company
Kelly J. Gill	56	April 5, 2010	Chief Operating Officer of the Company; President and CEO of Hallmark Rehabilitation GP, LLC and Hospice Care of the West, subsidiaries of Skilled Healthcare Group, Inc. from March 2009 to March 2010; Chief Operating Officer of Outpatient Imaging Affiliates from 2001 to 2008.

L. Glynn Riddle, Jr.	51	December 9, 2002	Executive Vice President, Chief Financial Officer and Secretary of the Company since December 2002. Mr. Riddle is a Certified Public Accountant.

W. David Houghton	42	March 11, 2011	Vice President, Chief Information Officer and Security Officer of the Company since May 2010. Principal and Strategic CIO Services Lead, North Highland Company from February 2005 through May 2010.
EXECUTIVE COMPENSATION
     The following section describes the compensation that the Company pays its Chief Executive Officer, Chief Operating Officer, Chief Financial Officer and Chief Information Officer at December 31, 2010 or during the 2010 fiscal year (collectively, the “Named Executive Officers”). Although Mr. Tyler is a Named Executive Officer in 2010, he resigned from the Company in May 2010 and is not individually discussed in the Compensation Discussion and Analysis. His severance payments are included in the Summary Compensation Table.
Compensation Discussion and Analysis
     Decisions on compensation of our executive officers are made by the compensation committee of our board of directors. The compensation committee consists of Mr. Brame, Mr. Olson and Mr. McCurdy. The board of directors has determined that each member of the compensation committee is an independent director. It is the responsibility of the compensation committee to assure the board that the executive compensation programs are reasonable and appropriate, meet their stated purpose and effectively serve our needs and the needs of our shareholders.
     We believe that the executive compensation program should align the interests of shareholders and executives. Our primary objective is to provide high quality patient care while maximizing shareholder value. The compensation committee seeks to forge a strong link between our strategic business goals and our compensation goals. We believe our executive compensation program is consistent with this overall philosophy for all management levels. We believe that the more employees are aligned with our strategic objectives, the greater our success on both a short-term and long-term basis. The compensation committee has discussed and concluded that we do not believe our policies and practices of compensating our employees, including non-executive officers, are reasonably likely to have a material adverse effect on the Company because such policies and practices do not relate to risk management practices and risk-taking incentives.
     Our executive compensation program has been designed to support the overall strategy and objective of creating shareholder value by:
•	Performance based. Emphasizing pay for performance by having a significant portion of executive compensation “at risk.”

•	Retention. Providing compensation opportunities that attract and retain talented and committed executives on a long-term basis.

•	Balance. Appropriately balancing the Company’s short-term and long-term business, financial and strategic goals.
     In connection with this overall strategy, we also strive to give assurance of fair treatment and financial protection so that an executive will be able to identify and consider transactions that would be beneficial to the long term interests of shareholders but which might have a negative impact on the executive, without undue concern for his personal circumstances. A further consideration is to safeguard the business of the Company, including protection from competition and other adverse activities by the executive during and after employment.
     The Company’s strategic goals are:
•	Profitability. To maximize financial returns to its shareholders, in the context of providing high quality service.

•	Quality. To achieve leadership in the provision of relevant and high quality health services.

•	Stability. To be a desirable employer and a responsible corporate citizen.
     In order to accomplish our objectives, the compensation committee strives to design its executive compensation in a way that when the Company meets or exceeds its annual operating goals, the annual executive pay targets (i.e., base salary plus incentive) are competitive with the compensation of similar U.S. public health care companies having similar revenues.
     Elements of Our Compensation Program for Named Executive Officers
     As a result, we have generally established the following elements of compensation for our Named Executive Officers:
     Base Salary.
     We pay base salaries to our Named Executive Officers which are intended to be at or near the market median for base salaries of similar companies. These amounts are evaluated annually. We believe that such base salaries are necessary to attract and retain executive talent.

     In evaluating appropriate pay levels and salary increases for our Named Executive Officers, the compensation committee considers achievement of our strategic goals, level of responsibility, individual performance, internal equity and external pay practices. Regarding external pay practices, the compensation committee reviews compensation practices of the peer companies, as determined from information gathered from their public filings. As a result of general business and economic conditions, effective January 1, 2009, we instituted a wage freeze for our Named Executive Officers. This policy was extended to 2010. The base salaries of our Named Executive Officers during 2010 were as follows:

Name	Position	2010 Salary
William R. Council, III	Chief Executive Officer	$442,000
Kelly J. Gill	Chief Operating Officer	$300,000
L. Glynn Riddle, Jr.	Chief Financial Officer	$229,000
W. David Houghton	Chief Information Officer	$200,000
     Annual Incentives.
     Annual incentive (bonus) awards are designed to focus management attention on key operational goals for the current fiscal year. Our Named Executive Officers may earn a bonus that is partially dependent upon achievement of their specific operational and financial goals, as well as quality of care targets. For 2010, the potential annual cash bonus for our Named Executive Officers was subject to the following targets:

Position	Bonus Target
Chief Executive Officer	50% of base salary
Chief Operating Officer	50% of base salary
Chief Financial Officer	35% of base salary
Chief Information Officer	35% of base salary
     As described in more detail below, the bonus target is based on achieving 100% of budget on the net operating income category. Therefore, if the Company achieves over 100% of budget in this category, the bonus percentage could be higher than the bonus target disclosed above.
     The bonus amount is made up of the following categories:

Net Operating Income	70%
Discretionary/quality measures/individual performance	30%

Total	100%

     Net Operating Income: For 2010, 70% of the available bonus percentage for each executive was tied to Company profitability. This metric was measured using budgeted operating income/loss, adjusted for the non-cash impact of professional liability expense. In addition, the compensation committee had the discretion to make other adjustments for unusual/unbudgeted items. The portion of the bonus under Net Operating Income was adjusted based on performance as follows:
•	80% or less of budget, executive earns 0% of the target bonus for this category;

•	81% to 100% of budget, executive earns 5% of the target bonus for this category for each 1% of budget achieved over 80%;

•	101% to 125% of budget, 15% of the incremental earned net operating income is placed into a pool to be shared among the participants. Sharing of the pool may be discretionary and/or pro rata;

•	Above 125% — additional amounts may be awarded at the discretion of the board of directors.
     Discretionary: 30% of the bonus was based on subjective matters of performance at the discretion of the board, including quality of care measures. For 2010, Mr. Gill and Mr. Houghton were each granted 100% of their potential discretionary bonus. Mr. Council and Mr. Riddle were each granted 85% of their potential discretionary bonus.
     For 2010, the actual operating income was approximately 103% of the budgeted operating income, and the executives were entitled to 100% of the net operating income bonus in addition to the discretionary portion of the target bonus. Although the actual operating income exceeded 100% of budget, the amount that was placed into the pool was distributed to employees other than the Named Executive Officers. As a result, the Named Executive Officers were paid a bonus close to the target bonus amount. In addition, Mr. Gill and Mr. Houghton did not serve in the positions listed below for the entire 2010 year, so their bonuses were prorated based on the percentage of the year in which they worked for the Company. Based on the elements of the annual bonuses, the compensation committee approved the following total bonuses for each of the Named Executive Officers for 2010:

		2010 Bonus		Percent of
Name	Position	NOI	Discretionary	Base Salary
William R. Council, III	Chief Executive Officer	$154,700	$56,355	47.8%
Kelly J. Gill	Chief Operating Officer	$81,900	$35,100	50.0%
L. Glynn Riddle, Jr.	Chief Financial Officer	$56,006	$20,402	33.4%
W. David Houghton	Chief Information Officer	$29,890	$12,810	35.0%
     In January 2010, several of our officers, including the Named Executive Officers, elected to use a percentage of their 2010 annual bonus to purchase shares of the Company’s common stock pursuant to the Stock Purchase Plan. The Stock Purchase Plan allows eligible employees to use a designated portion of their salary or bonus to purchase shares of stock at a 15% discount from the market price. The shares issued under the Stock Purchase Plan are either shares of restricted stock or restricted share units (“RSUs”), at the election of the compensation committee. Under the Stock Purchase Plan, the restricted stock shares or RSUs remain restricted for a two year period at which time they become fully vested provided the employee is with the Company on that date. The following is the amount purchased by each of the Named Executive Officers:

	Bonus Used to	Number of RSUs
	Purchase RSUs	Purchased
Name	2010	2010
William R. Council, III	$105,528	18,257
Kelly J. Gill	$35,100	6,073
L. Glynn Riddle, Jr.	$38,204	6,610
W. David Houghton	$6,405	1,108
     Long-Term Incentives.
     Our long-term incentive compensation program has historically consisted of nonqualified stock options and SOSARs, which are related to improvement in long-term shareholder value. In 2010, each of the Named Executive Officers was granted SOSARs as disclosed in the summary compensation table. In March 2011, the Company elected to issue restricted stock instead of SOSARs. These grants generally vest one-third on each of the first, second and third anniversary of the grant date. As a result, it encourages the executive to remain with the Company. In addition, the grant of restricted stock increases the executive’s ownership in the Company and provides an incentive that focuses the executive’s attention on managing the Company from the perspective of an owner with an equity stake in the business. These grants also focus operating decisions on long-term results that benefit us and long-term shareholders.
     The grant of restricted stock or other equity award is recommended to the compensation committee by the Chief Executive Officer excluding grants to himself. The compensation committee considers the recommendations along with a review of the group of individuals recommended. While we do not currently have written policies for the issuance of awards, we have never relied upon either the release of material information or the non-release of material information when issuing the grants. Generally, equity grants have been made at least three business days after the earnings release for the previous fiscal year.
     Retirement and Post Employment Compensation.
     We have long sponsored a qualified defined contribution plan (the “401(k) Plan”), which is available to all employees, including our Named Executive Officers. Qualified plans such as the 401(k) Plan carry with them a limit on the amount of compensation that employees can defer. Each of our Named Executive Officers is considered highly compensated and their contributions to the 401(k) Plan are limited. The Company maintains a non-qualified Executive Incentive Retirement Plan (“EIRP”). The EIRP provides a Company matching contribution for eligible employees’ retirement savings on a dollar for dollar basis, up to 8% of their salary through 2009. The EIRP match was reduced to 4% effective January 1, 2010. Effective January 1, 2011, the EIRP match was increased to 6%. The Company makes a cash payment to each participating employee on a quarterly basis. All of the Company’s Named Executive Officers participated in the Executive Incentive Retirement Plan in 2010 and the amounts of the Company contribution are included in the Summary Compensation Table under Other Annual Compensation. As this is paid to the executive in cash, the executive is free to invest or not invest the money as he sees fit.

     Each of our Named Executive Officers has an employment agreement with the Company as described in more detail under “Potential Payments upon Termination or Change-in-Control” below. These agreements formalize the terms of the employment relationship, and assure the executive of fair treatment during employment and in the event of termination as well as requiring compliance with certain restrictions on competition. Employment agreements promote careful and complete documentation and understanding of employment terms, including strong protections for our business, and avoid frequent renegotiation of the terms of employment. Conversely, employment agreements can limit our ability to change certain employment and compensation terms. We provide severance protection to our senior executives in these employment agreements. This includes protection in the event of outright job termination not for Cause (“Cause” being limited to specified actions that are directly and significantly harmful to the Company) or in the event we change the executive’s compensation opportunities, working conditions or responsibilities in a way adverse to the executive such that it is deemed a Constructive Discharge. We believe that this protection is designed to be fair and competitive to aid in attracting and retaining experienced executives. We believe that the protection we provide, including the level of severance payments and post-termination benefits, is appropriate and within the range of competitive practices. These employment agreements do not require any type of gross-up payment for tax obligations of the executive as a result of such severance payments.
     We also provide severance payments and benefits if the executive should resign or be terminated without Cause within six months after a change in control. This protection permits an executive to evaluate a potential change in control without concern for his or her own situation or the need to seek employment elsewhere. Change in control transactions take time to unfold, and a stable management team can help to preserve our operations either to enhance the value delivered to a buyer in the transaction or, if no transaction is consummated, to ensure that our business will continue without undue disruption and retain its value. Finally, we believe that the change in control protections in place encourage management to consider on an ongoing basis whether a strategic transaction might be advantageous to our shareholders, even one that would vest control of the Company in a third party. The compensation committee believes that the potential cost of executive change in control severance benefits are well within the range of reasonableness relative to general industry practice, and represents an appropriate cost relative to its benefits to the Company and its shareholders.
     The employment agreements also subject our executive officers to significant contractual restrictions intended to prevent actions that potentially could harm our business, particularly after termination of employment. These business protections include obligations not to compete, not to hire away our employees, not to interfere with our relationships with suppliers and customers, not to disparage us, not to reveal confidential information, and to cooperate with us in litigation. Business protection provisions are included in agreements and equity awards. In addition, we have adopted an Employee Standards and Code of Conduct that require all of our employees, including our executive officers, to adhere to high standards of conduct. Failure to comply with this Code of Conduct or our Corporate Compliance Program or applicable laws will subject the executive to disciplinary measures, which may include loss of compensation, stock, and benefits, and termination of employment for cause.

     Role of Executive Officers in Determining Compensation
     The compensation committee makes all final determinations with respect to executive officers’ compensation, based on information provided by management and an appraisal of the Company’s financial status. The Company’s Chief Executive Officer makes recommendations to the compensation committee relating to the compensation of executive officers who directly report to him, but the compensation committee has full autonomy in determining executive compensation.
     Tax and Accounting Considerations
     Section 162(m) of the Internal Revenue Code of 1986, as amended, (the “Code”) generally disallows a tax deduction to public companies for executive compensation in excess of $1.0 million. We have not historically paid any of our Named Executive Officers compensation in excess of $1.0 million and it is not anticipated that we will pay any of our Named Executive Officers compensation in excess of $1.0 million in 2011, and, accordingly, to date we have not adopted a policy in this regard. The 2010 Long Term Incentive Plan approved by shareholders in 2010 permits awards that satisfy the requirements of section 162(m) of the Code.
     2011 Annual Incentive Plan
     On March 11, 2011, the compensation committee of the board of directors of the Company approved the 2011 Annual Incentive Plan for the Company’s executive officers. The 2011 Annual Incentive Plan provides the following Targets:

Named Executive Officer	Position	Bonus Target
William R. Council, III	Chief Executive Officer	100% of base salary
Kelly J. Gill	Chief Operating Officer	75% of base salary
L. Glynn Riddle, Jr.	Chief Financial Officer	75% of base salary
W. David Houghton	Chief Information Officer	75% of base salary
     The following categories make up the potential bonus amounts:

Net Operating Income (as defined)	40%
Operating Milestones	10%
Implementation Initiatives	30%
Discretionary	20%

Total	100%
     Net Operating Income: 40% of the bonus is based on operating income performance. This metric will be measured using budgeted operating income, adjusted for the non-cash impact of professional liability expense. The budgeted operating income, as adjusted, for 2011 is $12,204,000. In addition, the board will have the discretion to make other adjustments for unusual or unbudgeted items.

     The potential bonus available would be adjusted based on actual performance, as follows:
•	less than 80% of budget — executive would earn 0% of the target bonus for this category;

•	80% of budget — executive would earn 25% of the target bonus for this category;

•	81% to 100% of budget — executive would earn an additional 3.75% of the target bonus for this category for each 1% of budget achieved above 80%;

•	Above 100% — additional amounts may be awarded at the discretion of the board of directors.
     Operating Milestones: 10% of the target bonus is based on the Company achieving specified goals by the end of the fourth quarter. These goals are:

•	Medicare rates (PPD) of at least $463.37	25%
•	Texas Medicaid rate of at least $127.35	25%
•	Occupancy of at least 85.6% (based on available beds)	25%
•	Skilled mix (Medicare and Managed Care ADC as a percent of total) of at least 16.5%	25%
     Implementation Initiatives: 30% of the target bonus is based on the implementation of certain initiatives from the Company’s strategic plan. These initiatives include:

•	Completion of back office reviews	10%
•	Completion of Key IT initiatives	10%
•	Marketing implementation strategy	10%
•	24 hour RN implementation	10%
•	EMR implementation	10%
•	Therapy strategy	10%
•	Acquisition and development	10%
•	Renovations	10%
•	Corporate affairs	10%
•	Increase licensed beds	5%
•	Increase ratio of available beds to licensed beds	5%

	Total	100%
     Discretionary: 20% of the bonus would be based on subjective matters of performance to be awarded at the discretion of the board. In establishing the discretionary portion of the bonus for 2011, the compensation committee shall consider, among other items, the individual officers contribution to the strategic plan and the goals of the organization.
     In addition, the 2011 Annual Incentive Plan allows the compensation committee, in its sole discretion, to pay all or part of the bonus earned under the 2011 Annual Incentive Plan in shares of common stock of the Company. The number of shares that would be issued in the discretion of the compensation committee would be such number of shares with a fair market value on the date of award equal to the amount of the bonus being paid in common stock.

     2011 Base Salary
     In 2011, we continued a wage freeze for our four Named Executive Officers. This policy will be reevaluated as business and economic conditions improve. The base salaries of our Named Executive Officers for 2011 are as follows:

Name	Position	2011 Salary
William R. Council, III	Chief Executive Officer	$442,000
Kelly J. Gill	Chief Operating Officer	$300,000
L. Glynn Riddle, Jr.	Chief Financial Officer	$229,000
W. David Houghton	Chief Information Officer	$200,000
Compensation Committee Report.
     The compensation committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management of the Company and, based on such review and discussions, the compensation committee recommended to the board of directors of the Company that the Compensation Discussion and Analysis be included in this proxy statement.

Compensation Committee:	Richard M. Brame, Chair
Chad A. McCurdy
Wallace E. Olson
     This report of the compensation committee shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that we specifically incorporate this information by reference, and shall not otherwise be deemed filed under these acts.

How much compensation did the Company pay the Named Executive Officers during 2010, 2009 and 2008?
     The following table sets forth the compensation paid to the Named Executive Officers for their services in all capacities to the Company for the 2010, 2009 and 2008 fiscal years:
Summary Compensation Table

					Other Annual	All Other
Name and Principal				Option	Compensation	Compensation
Position	Year	Salary($)	Bonus($)(1)	Awards(2)	($)(3)	($)		Total ($)
William R. Council, III	2010	442,000	211,055	61,367	17,680	1,827	(4)	733,929
President and	2009	442,000	47,000	48,203	35,360	1,891	(4)	574,954
Chief Executive Officer	2008	442,000	53,000	234,427	35,360	1,839	(4)	766,626

Kelly J. Gill Executive Vice President and Chief Operating Officer(5)	2010	215,000	117,000	146,922	8,769	79,989	(5)	567,680

L. Glynn Riddle, Jr.	2010	229,000	76,408	29,456	9,144	1,871	(4)	345,879
Executive Vice President and	2009	229,000	19,000	19,281	18,288	1,823	(4)	287,392
Chief Financial Officer	2008	229,000	25,000	93,771	18,288	1,716	(4)	367,775

W. David Houghton Vice President and Chief Information Officer(6)	2010	115,000	42,700	24,547	4,615	1,606	(6)	188,468

Raymond L. Tyler, Jr.	2010	108,000	—	—	2,308	316,216	(7)	426,524
Senior Vice President of	2009	264,000	17,000	28,992	21,073	51,777	(7)	382,842
Nursing Home Operations(7)	2008	308,000	20,000	140,656	24,652	1,784	(7)	495,092

(1)	Includes annual incentive bonus amounts which were expensed during the year indicated but paid in March of the following year. Each Named Executive Officer elected to receive a portion of his earned bonus in RSUs.

(2)	The compensation included in this table represents the aggregate grant date fair value of the equity awards granted during the year indicated. The amounts do not necessarily reflect the actual value received by the executive, which may be more or less than the amount shown or zero.

(3)	Includes contributions under the Company’s Executive Incentive Retirement Plan.

(4)	Includes matching contributions under the Company’s 401(k) plan as well as holiday bonus payments.

(5)	Mr. Gill became Executive Vice President and Chief Operating Officer in April 2010. All other compensation for Mr. Gill includes matching contributions under the Company’s 401(k) plan, a $75,000 cash signing bonus, $4,649 for continuance of health insurance benefits with his previous employer and holiday bonus payments.

(6)	Mr. Houghton became Vice President and Chief Information Officer in May 2010. All other compensation for Mr. Houghton includes $1,235 for continuation of health insurance benefits, matching contribution under the Company’s 401(k) plan and holiday bonus payments.

(7)	Mr. Tyler served as Executive Vice President and Chief Operating Officer until March 2009 and as Senior Vice President of Nursing Home Operations until May 25, 2010. Mr. Tyler received retention bonuses totaling $50,000 in 2009, per his employment agreement as amended. Mr. Tyler resigned from the Company effective May 25, 2010 and was paid $308,000 severance and $7,229 for continuation of health insurance benefits under his employment agreement. All other compensation for Mr. Tyler also includes matching contribution under the Company’s 401(k) plan in all three years and holiday bonus payments in 2008 and 2009.

What plan based awards did the Company grant to the Named Executive Officers in 2010 and under what terms?
     The following table describes non-equity incentive awards granted to our Named Executive Officers in 2010:

Grants of Plan-Based Awards

									All Other
								All	Option
								Other	Awards:
								Stock	Number of	Exercise	Grant
		Estimated Future Payouts Under						Awards:	Securities	or Base	Date Fair
		Non-Equity Incentive Plan			Estimated Future Payouts Under			Number	Underlying	Price of	Value of
		Awards			Equity Incentive Plan Awards			of Shares	Option	Option	Stock and
	Grant	Threshold	Target	Maximum	Threshold	Target	Maximum	of Stock	Grants	Awards	Option
Name	Date	($)	($)(1)	($)	($)	($)	($)	(#)	(#)(2) (3)	($/sh)(4)	Awards

William R. Council, III	N/A	—	221,000	N/A	—	—	—	—	—	—	—
Kelly J. Gill	N/A	—	117,000	N/A	—	—	—	—	—	—	—
L. Glynn Riddle, Jr.	N/A	—	80,150	N/A	—	—	—	—	—	—	—
W. David Houghton	N/A	—	42,700	N/A	—	—	—	—	—	—	—
William R. Council, III	06/18/10	—	—	—	—	—	—	—	25,000	$5.45	$61,367
Kelly J. Gill	06/18/10	—	—	—	—	—	—	—	15,000	$5.45	$36,820
Kelly J. Gill	04/05/10	—	—	—	—	—	—	—	35,000	$6.21	$110,102
L. Glynn Riddle, Jr.	06/18/10	—	—	—	—	—	—	—	12,000	$5.45	$29,456
W. David Houghton	06/18/10	—	—	—	—	—	—	—	10,000	$5.45	$24,597

(1)	Amounts represent target bonus percentages for 2010 and are based upon the salaries of the executive officers as of December 31, 2010. The target amount is based on the Company achieving 100% of budget. The amount actually paid under this non-equity incentive plan is included in the Bonus column of the Summary Compensation Table.

(2)	These SOSARs were granted in 2010 and the expense is recognized for financial statement purposes over the vesting period beginning in 2010.

(3)	These awards are also included in the Summary Compensation Table and the Outstanding Equity Awards at Year End table.

(4)	Base price of SOSAR awards is based on the average of the high and low price on the date of grant.
     Mr. Gill received 35,000 SOSARs upon the commencement of his employment on April 5, 2010. On June 18, 2010, following the approval of the 2010 Long-Term Incentive Plan by our shareholders, Mr. Council was granted 25,000 SOSARs, Mr. Gill was granted 15,000 SOSARs, Mr. Riddle was granted 12,000 SOSARs and Mr. Houghton was granted 10,000 SOSARs. These grants vest one-third on each of the first, second and third anniversaries of the date of grant and have a base price equal to the closing price of our stock on the date of grant. These grants were based on the performance of the Named Executive Officer in 2009 or initial hire grants; however, this grant of equity awards is required to be included in the table for the year(s) when granted and are therefore included in these compensation tables or equity award tables. For 2011, the compensation committee elected to grant shares of restricted stock instead of SOSARs. On March 11, 2011, Mr. Council was granted 6,250 shares of restricted stock, Mr. Gill was granted 4,750 shares of restricted stock and Mr. Riddle and Mr. Houghton were each granted 3,250 shares of restricted stock. These shares vest one-third on each of the first, second and third anniversaries of the date of grant provided the executive remains with the Company on such date. These grants were based on the performance of the Named Executive Officer in 2010. These grants were awarded in 2011 and are required to be included in the table for the year(s) when granted and are therefore not included in these compensation tables or equity award tables.

     How many equity awards are currently held by the Named Executive Officers?
Outstanding Equity Awards at Year End December 31, 2010

	SOSAR and Option Awards					Stock Awards
									Equity
								Equity	Incentive
								Incentive	Plan
							Market	Plan	Awards:
							Value	Awards:	Market or
			Equity				of	Number	Payout
			Incentive				Shares	of	Value of
			Plan				or	Unearned	Unearned
			Awards:			Number	Units of	Shares,	Shares
	Number of	Number of	Number of			of Shares	Stock	Units or	Units or
	Securities	Securities	Securities			or Units	That	Other	Other
	Underlying	Underlying	Underlying			of Stock	Have	Rights	Rights
	Unexercised	Unexercised	Unexercised	Option	Option	That	Not	That Have	That Have
	Options (#)	Options (#)	Unearned	Exercise	Expiration	Have Not	Vested	Not	Not
Name	Exercisable(1)	Unexercisable(1)	Options (#)	Price ($)	Date	Vested(2)	($)	Vested (#)	Vested (#)

William R. Council, III	—	—	—	—	—	18,267.24	95,720	—	—
William R. Council, III	75,000	—	—	5.44	12/13/2015	—	—	—	—
William R. Council, III	25,000		—	11.59	03/07/2017	—	—	—	—
William R. Council, III	16,666	8,334	—	10.88	03/14/2018	—	—	—	—
William R. Council, III	8,333	16,667	—	2.37	03/13/2019	—	—	—	—
William R. Council, III	—	25,000	—	5.45	06/18/2020	—	—	—	—
Kelly Gill	—	35,000	—	6.21	04/05/2020	—	—	—	—
Kelly Gill	—	15,000	—	5.45	06/18/2020	—	—	—	—
L. Glynn Riddle, Jr.	—	—	—	—	—	8,304.05	43,513	—	—
L. Glynn Riddle, Jr.	50,000	—	—	5.44	12/13/2015	—	—	—	—
L. Glynn Riddle, Jr.	10,000	—	—	11.59	03/07/2017	—	—	—	—
L. Glynn Riddle, Jr.	6,666	3,334	—	10.88	03/14/2018	—	—	—	—
L. Glynn Riddle, Jr.	3,333	6,667	—	2.37	03/13/2019	—	—	—	—
L. Glynn Riddle, Jr.	—	12,000	—	5.45	06/18/2020	—	—	—	—
W. David Houghton	—	10,000	—	5.45	06/18/2020	—	—	—	—

(1)	Each option and SOSAR grant vests one-third on each of the first, second and third anniversary of the date of grant.

(2)	Represents RSUs purchased by executive in lieu of bonus. Mr. Council’s RSU’s vest 13,632.5 in March 2011 and 4,634.74 in March 2012. Mr. Riddle’s RSU’s vest 6,430.43 in March 2011 and 1,873.62 in March 2012.

Option Exercises and Stock Vested during 2010

	Option awards		Stock awards
Number of shares
	acquired on	Value realized on	Number of shares	Value realized on
Name	exercise (#)	exercise ($)	acquired on vesting (#)	vesting ($)
Raymond L. Tyler, Jr.	65,000 (1)	178,450	—	—

(1)	Mr. Tyler resigned from the Company effective May 25, 2010. Under his employment agreement, all unexercised options and SOSARs expired on December 31, 2010. These exercises were net exercises with the Company withholding 41,224 shares for the payment of taxes and the exercise price and issuing Mr. Tyler a total of 23,776 shares of common stock.
     Is the Company a party to any key employment agreements or advisor agreements?
     Yes. The Company entered into employment agreements (the “Employment Agreements”) effective March 31, 2006 with Mr. Council and Mr. Riddle and April 5, 2010 with Mr. Gill. The Employment Agreements each had an initial term of one year. Thereafter, the Employment Agreements renew automatically for one-year periods unless 30 days notice is given by either the Company or the employee. The Employment Agreements may be terminated by the Company without cause at any time and by the employee as a result of “constructive discharge” (e.g., a reduction in compensation or a material change in responsibilities) or a “change in control” (e.g., certain tender offers, mergers, sales of substantially all of the assets or sales of a majority of the voting securities). In the event of a termination by the Company without cause, at the election of the employee upon a constructive discharge or change in control or upon the Company giving notice of its intent not to renew his employment agreement, Mr. Council is entitled to receive a lump sum severance payment in an amount equal to 30 months of his monthly base salary, Mr. Gill and Mr. Riddle are each entitled to receive lump sum severance payments in an amount equal to 12 months of monthly base salary. In addition, with respect to each of Mr. Council, Mr. Gill and Mr. Riddle, the benefits and perquisites as in effect at the date of termination of employment will be continued for eighteen (18) months. Furthermore, upon such termination, the employees may elect to require the Company to repurchase options granted under the Company’s stock option plans for a purchase price equal to the difference between the fair market value of the common stock at the date of termination and the stated option exercise price, provided that such fair market value is above the stated option price. In the event an Employment Agreement is terminated earlier by the Company for cause (as defined therein), or by an employee other than upon a constructive discharge or a change in control, the employees will not be entitled to any compensation following the date of such termination other than the pro rata amount of their then current base salary through such date. Upon termination of employment, other than in the case of termination by the Company without cause or at the election of the employee upon a constructive discharge or upon a change in control, the employees are prohibited from competing with the Company for 12 months.
     Effective June 28, 2010, the Company entered into an employment agreement with Mr. Houghton to serve as Chief Information Officer. The Employment Agreement with Mr. Houghton has an initial term until March 31, 2012, and renews automatically for one-year periods unless 30 days notice is given by either the Company or Mr. Houghton. The agreement with Mr. Houghton provides for a base salary of $200,000 per year, subject to change by the compensation committee. Mr. Houghton’s agreement is similar to the ones summarized above, except that upon a termination by the Company without cause, at the election of the employee upon a constructive discharge or upon the Company giving notice of its intent not to renew his employment agreement, Mr. Houghton is entitled to receive a lump sum severance payment in an amount equal to 6 months of his monthly base salary and the benefits and perquisites as in effect at the date of termination of employment will be continued for 6 months. In the event Mr. Houghton is terminated or elects to resign upon a change in control, he is entitled to receive a lump sum severance payment in an amount equal to 12 months of his monthly base salary and the benefits and perquisites as in effect at the date of termination of employment will be continued for 12 months. Effective March 9, 2011, the Company and Mr. Houghton entered into an amendment to his employment agreement. The amendment provides that in the event of a termination by the Company without cause, at the election of Mr. Houghton upon a constructive discharge or upon the Company giving notice of its intent not to renew his employment agreement, Mr. Houghton is entitled to receive a lump sum severance payment in an amount equal to 12 months of his monthly base salary. In addition, the benefits and perquisites as in effect at the date of termination of employment will be continued for 12 months.
     Effective March 9, 2009, the Company and Mr. Tyler entered into an Amendment No. 1 to his employment agreement (the “Amendment”). Pursuant to the Amendment, Mr. Tyler served as Senior Vice President of Nursing Home Operations with an annual base salary of $250,000. In the event that Mr. Tyler was terminated without cause or left as a result of a constructive discharge, as each is defined in the agreement, he was entitled to a lump sum equal to the greater of (i) 100% of his Base Salary as in effect at the time of the termination, or (ii) $308,000. In addition, the benefits and perquisites as in effect on the date of termination of employment would be continued for 18 months. The definition of constructive discharge was expanded in the Amendment to include the hiring of a new Chief Operating Officer; provided Mr. Tyler provided the Company with written notice within 45 days of the commencement of employment of the new COO, and provided further that this right extended to only the first such new COO hired. On May 25, 2010, Mr. Tyler resigned from the Company based on a constructive discharge as provided in his Amendment. As a result of his resignation, he was paid $308,000 in severance, plus other benefits as provided in his Amendment.
     Potential Payments upon Termination or Change-in-Control
     The following tables estimate the payments and benefits that would be received by each of the Named Executive Officers in the event of a termination as of December 31, 2010 under each potential reason for termination. Mr. Tyler resigned from the Company on May 25, 2010, so no such table for Mr. Tyler is included.

William R. Council, III

					Termination		Change in
					without		Control		Change in
					Cause or		Resulting in		Control Not
	Voluntary		Termination		Constructive		Termination		Resulting in
Estimated Payments	Termination		for Cause		Discharge		or Resignation		Termination		Death		Disability
Severance — Salary	—		—		$1,105,000		$1,105,000		—		—		—
Severance — Bonus	—		—		211,000	(1)	211,000	(1)	—		$211,000	(1)	$211,000	(1)
Vesting of unvested equity awards	$50,000	(2)	$50,000	(2)	143,553	(3)	143,553	(3)	$143,553	(3)	143,553	(3)	143,553	(3)
Repurchase of out-standing vested options	—		—		23,917	(4)	23,917	(4)	—		—		—
Benefits/Perquisites	—		—		49,903	(5)	49,903	(5)	—		—		—

TOTAL	$50,000		$50,000		$1,533,373		$1,533,373		$143,553		$354,553		$354,553

(1)	Based on the annual incentive earned by Mr. Council during 2010 which was not paid as of December 31, 2010.

(2)	Includes the amount of bonus used to purchase unvested restricted share units.

(3)	Includes 18,267.24 unvested restricted share units valued at $5.24 per unit, the closing price of the Company’s stock on the last trading date of the year and 16,667 unvested equity awards with exercise prices that were lower than the closing share price of the Company’s common stock at December 31, 2010. Excludes out-of-the-money unvested equity awards.

(4)	Based on the Company’s obligation to purchase vested equity rewards of 8,333 shares of common stock held by Mr. Council times $5.24, the closing price of the Company’s stock on the last trading date of the year, less the exercise price of the options. Excludes out-of-the money vested equity awards.

(5)	Based on estimated cost of continued health insurance, disability insurance, 401(k) Company match and EIRP amounts for 18 months following termination.
Kelly J. Gill

			Termination		Change in
			without		Control		Change in
			Cause or		Resulting in		Control Not
	Voluntary	Termination	Constructive		Termination or		Resulting in
Estimated Payments	Termination	for Cause	Discharge		Resignation		Termination	Death		Disability
Severance — Salary	—	—	$300,000		$300,000		—	—		—
Severance — Bonus	—	—	117,000	(1)	117,000	(1)	—	$117,000	(1)	$117,000	(1)
Vesting of unvested equity awards	—	—	—		—		—	—		—
Repurchase of out-standing vested options	—	—	—		—			—		—
Benefits/Perquisites	—	—	38,264	(2)	38,264	(2)	—	—		—

TOTAL	—	—	$455,264		$455,264		—	$117,000		$117,000

(1)	Based on the annual incentive earned by Mr. Gill during 2010 which was not paid as of December 31, 2010.

(2)	Based on estimated cost of continued health insurance, disability insurance, 401(k) Company match and EIRP amounts for 18 months following termination.

L. Glynn Riddle, Jr.

					Termination		Change in
					without		Control		Change in
					Cause or		Resulting in		Control Not
	Voluntary		Termination		Constructive		Termination		Resulting in
Estimated Payments	Termination		for Cause		Discharge		or Resignation		Termination		Death		Disability
Severance — Salary	—		—		$229,000		$229,000		—		—		—
Severance — Bonus	—		—		76,408	(1)	76,408	(1)	—		$76,408	(1)	$76,408	(1)
Vesting of unvested equity awards	$22,000	(2)	$22,000	(2)	62,646	(3)	62,646	(3)	$62,646	(3)	62,646	(3)	62,646	(3)
Repurchase of out-standing vested options	—		—		9,567	(4)	9,567	(4)	—		—		—
Benefits/Perquisites	—		—		44,617	(5)	44,617	(5)	—		—		—

TOTAL	$22,000		$22,000		$422,238		$422,238		$62,646		$139,054		$139,054

(1)	Based on the annual incentive earned by Mr. Riddle during 2010 which was not paid as of December 31, 2010.

(2)	Includes the amount of bonus used to purchase unvested restricted share units.

(3)	Includes 8,304.05 unvested restricted share units valued at $5.24 per unit, the closing price of the Company’s stock on the last trading date of the year and 6,667 unvested equity awards with exercise prices that were lower than the closing share price of the Company’s common stock at December 31, 2010. Excludes out-of-the-money unvested equity awards.

(4)	Based on the Company’s obligation to purchase equity awards of 3,333 shares of common stock held by Mr. Riddle times $5.24, the closing price of the Company’s stock on the last trading date of the year, less the exercise price of the options. Excludes out-of-the money vested equity awards.

(5)	Based on estimated cost of continued health insurance, disability insurance, 401(k) Company match and EIRP amounts for 18 months following termination.
W. David Houghton

			Termination		Change in
			without		Control		Change in
			Cause or		Resulting in		Control Not
	Voluntary	Termination	Constructive		Termination		Resulting in
Estimated Payments	Termination	for Cause	Discharge		or Resignation		Termination	Death		Disability
Severance — Salary	—	—	$100,000		$200,000		—	—		—
Severance — Bonus	—	—	42,700	(1)	42,700	(1)	—	$42,700	(1)	$42,700	(1)
Vesting of unvested equity awards	—	—	—		—		—	—		—
Repurchase of out-standing vested options	—	—	—		—		—	—		—
Benefits/Perquisites	—	—	6,922	(2)	13,845	(2)	—	—		—

TOTAL	—	—	$149,622		$256,545		—	$42,700		$42,700

(1)	Based on the annual incentive earned by Mr. Houghton during 2010 which was not paid as of December 31, 2010.

(2)	Based on estimated cost of continued health insurance, disability insurance, 401(k) Company match and EIRP amounts for 6 months following termination without cause or constructive discharge and 12 months following termination or resignation upon a change in control.

     Does the Company have a code of ethics for executive officers?
     The Company has a code of ethics for our executive officers. A copy of the code of ethics can be found on the Company’s website at www.advocat-inc.com.
     Equity Compensation Plan Information
     The following table provides aggregate information as of December 31, 2010, with respect to shares of our common stock that may be issued under our existing equity compensation plans:

Number of Securities
	Number of Securities to		Available for Future
	be Issued Upon	Weighted-Average	Issuance Under Equity
	Exercise of	Exercise Price of	Compensation Plans
	Outstanding Options,	Outstanding Options,	(excluding Securities
Plan Category	Warrants and Rights	Warrants and Rights	Reflected in Column (a))
	(a)	(b)	(c)(1)
Equity Compensation Plans Approved by Security Holders	610,000	$6.59	441,000
Equity Compensation Plans Not Approved by Security Holders	None	None	None

Total	610,000	$6.59	441,000

(1)	Includes 76,000 shares available for issuance under the 2005 Long-Term Incentive Plan, 101,000 shares reserved for issuance under the Advocat Inc. 2008 Stock Purchase Plan for Key Personnel and 264,000 shares available under the 2010 Long-Term Incentive Plan. The 2010 Long-Term Incentive Plan was approved in 2010 and allows for the granting of options, SOSARs and restricted shares of our common stock and is administered by the compensation committee of the board.
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
     The Company’s compensation committee currently consists of directors Olson, Brame and McCurdy. No interlocking relationship exists between the members of the Company’s board of directors or compensation committee and the board of directors or compensation committee of any other company.
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
     The Company does not currently have any related party transactions in effect.
     Does the Company have a policy in place with respect to contracts between the Company and persons affiliated with the Company?
     The Company has a policy that any transactions between the Company and its officers, directors and affiliates will be on terms as favorable to the Company as can be obtained from unaffiliated third parties. Such transactions with such persons will be subject to approval by the audit committee of the board.

AUDIT COMMITTEE REPORT
     The audit committee provides assistance to the board in fulfilling its obligations with respect to matters involving the accounting, auditing, financial reporting and internal control functions of the Company. Among other things, the audit committee reviews and discusses with management and with the Company’s independent registered public accounting firm (or “independent auditors”) the results of the year end audit of the Company, including the audit report and audited financial statements. The board of directors, in its business judgment, has determined that all members of the audit committee are independent directors, qualified to serve on the audit committee pursuant to Rules 5605(a)(2) and 5605(c)(2)(A) of the NASDAQ’s listing standards. As set forth in the audit committee charter, management of the Company is responsible for the preparation, presentation and integrity of the Company’s controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. The independent auditors are responsible for auditing the Company’s financial statements and expressing an opinion as to their conformity with generally accepted accounting principles in the United States of America.
     In connection with its review of the Company’s audited financial statements for the fiscal year ended December 31, 2010, the audit committee reviewed and discussed the audited financial statements with management and the independent auditors, and discussed with the Company’s auditors the matters required to be discussed by SAS 61 (Codification of Statements on Auditing Standards, AU 380), as currently in effect. In addition, the audit committee received the written disclosures and the letter from BDO USA, LLP (“BDO”) required by the Public Company Accounting Oversight Board regarding BDO’s communications with the audit committee concerning independence and has discussed with BDO their independence from the Company. The audit committee has determined that the provision of non-audit services rendered by BDO to the Company is compatible with maintaining the independence of BDO from the Company, but the audit committee will periodically review the non-audit services rendered by BDO.
     The members of the audit committee are not professionally engaged in the practice of auditing or accounting and are not experts in the fields of accounting or auditing, including in respect of auditor independence. Members of the audit committee rely without independent verification on the information provided to them and on the representations made by management and the independent auditors. Accordingly, the audit committee’s oversight does not provide an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or appropriate internal control and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, the audit committee’s considerations and discussions referred to above do not assure that the audit of the Company’s financial statements has been carried out in accordance with the standards of the Public Company Accounting Oversight Board (United States), that the financial statements are presented in accordance with generally accepted accounting principles in the United States of America or that the Company’s auditors are in fact “independent.”

     Based on the review and discussions referred to above and subject to the limitations on the role and responsibilities of the audit committee referred to above and in the charter, the audit committee recommended to the Company’s board of directors that the audited financial statements be included in the Company’s annual report on Form 10-K for its fiscal year ended December 31, 2010, for filing with the Securities and Exchange Commission.

Audit Committee:	William C. O’Neil, Jr., Chair
Richard M. Brame
Robert Z. Hensley
Chad A. McCurdy
PROPOSAL 2
RATIFICATION OF THE SELECTION OF BDO USA, LLP AS OUR
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2011
     The board of directors has ratified the audit committee’s selection of BDO USA, LLP to serve as our independent registered public accounting firm for 2011, subject to ratification by our shareholders. BDO has served as the Company’s independent auditors since 2002.
     We are asking our shareholders to ratify the selection of BDO USA, LLP as our independent registered public accounting firm. Although ratification is not required by our By-laws or otherwise, the board is submitting the selection of BDO USA, LLP to our shareholders for ratification because we believe it is a matter of good corporate practice. If the shareholders do not ratify the selection of BDO, the selection of the independent registered public accounting firm will be reconsidered by the audit committee, although the audit committee would not be required to select a different independent registered public accounting firm for the Company. Even if the selection is ratified, the audit committee may in its discretion select a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and our shareholders.

FEES TO BDO USA, LLP
     What fees were paid to the Company’s independent auditors during fiscal 2010?
     For the fiscal years ended December 31, 2010 and 2009, the total fees paid to our independent auditors, BDO, were as follows:

	2010	2009
Audit Fees(1)	$394,000	$556,000
Audit-Related Fees(2)	12,000	11,000
Tax Fees(3)	84,000	144,000

Total Fees for Services Provided	$490,000	$711,000

(1)	Audit Fees include fees billed for professional services rendered in connection with the audit of the Company’s financial statements and fees charged for the review of the Company’s quarterly financial statements. The Audit Fees in 2009 also included fees billed for the audit of internal control over financial reporting (pursuant to Section 404 of Sarbanes-Oxley) and for assistance with the review of documents filed with the Securities and Exchange Commission. These fees decreased in 2010 as a result of the Company not being required to obtain an audit of internal control over financial reporting in 2010.

(2)	Audit Related Fees consist of audits of the Company’s savings plan and trust.

(3)	Tax Fees include those charged for tax advice, planning and compliance.
     In accordance with the charter of our audit committee and consistent with the policies of the Securities and Exchange Commission, all auditing services and all non-audit services to be provided by any independent auditor of the Company shall be pre-approved by the audit committee. All of the services above were pre-approved by our audit committee. In assessing requests for services by the independent auditor, the audit committee considers whether such services are consistent with the auditor’s independence, whether the independent auditor is likely to provide the most effective and efficient service based upon their familiarity with the Company, and whether the service could enhance the Company’s ability to manage or control risk or improve audit quality.
     The audit committee has considered whether the provision of these services is compatible with maintaining the principal accountant’s independence.
     Representatives of BDO USA, LLP, will be present at the Annual Meeting to answer questions. They also will have the opportunity to make a statement if they desire to do so.
THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” PROPOSAL 2. THE AFFIRMATIVE VOTE OF A MAJORITY OF THE VOTES CAST BY THE SHARES ENTITLED TO VOTE IS NECESSARY FOR THE APPROVAL OF PROPOSAL 2.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
     Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s executive officers and directors, and persons who own more than 10% of the registered class of the Company’s equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission (“SEC”). Such executive officers, directors and greater than 10% shareholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file. The SEC requires public companies to disclose in their proxy statements whether persons required to make such filings missed or made late filings. Based on a review of forms filed by its reporting persons during the last fiscal year, the Company believes that they complied with the reporting requirements of Section 16(a) of the Securities Exchange Act of 1934, except that Mr. Council and Mr. Riddle each filed one report two days late based on a dividend transaction that occurred on December 31, 2010.
MISCELLANEOUS
     It is important that proxies be returned promptly to avoid unnecessary expense. Therefore, shareholders who do not expect to attend in person are urged, regardless of the number of shares of stock owned, to date, sign and return the enclosed proxy promptly.

Electronic Voting Instructions
You can vote by Internet or telephone!
Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Eastern Time, on June 3, 2011.

Vote by Internet • Log on to the Internet and go to www.investorvote.com/AVCA • Follow the steps outlined on the secured website.

Vote by telephone • Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada any time on a touch tone telephone. There is NO CHARGE to you for the call.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒	• Follow the instructions provided by the recorded message.

Annual Meeting Proxy Card

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.  ▼

A Proposals — The Board of Directors recommends a vote FOR Proposals 1, 2 and 3.

1.	Election of Directors:	For	Withhold		For	Withhold	+

	01 - Wallace E. Olson*	☐	☐	02 - Chad A. McCurdy*	☐	☐
* Each to be elected as directors of the Company to hold office until the annual meeting of shareholders to be held in 2014 or until their successors have been duly qualified and elected.

		For	Against	Abstain			For	Against	Abstain

2.	Ratify the appointment of BDO USA, LLP as our independent registered public accounting firm for 2011.	☐	☐	☐	3.	In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.	☐	☐	☐

B Non-Voting Items
Change of Address — Please print new address below.

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below
Signatures of Shareholder(s) should correspond exactly with the name printed hereon. Joint owners should each sign personally. Executors, administrators, trustees, etc., should give full title and authority.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

01BVVB

YOUR VOTE IS IMPORTANT
Regardless of whether you plan to attend the Annual Meeting
of Shareholders, you can be sure your shares are represented at the meeting by promptly returning your proxy in the enclosed envelope.
▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy — Advocat Inc.

Annual Meeting of Shareholders, June 3, 2011
THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS
The undersigned hereby appoints William R. Council, III and L. Glynn Riddle, Jr. and each of them, as proxies, each with power of substitution, to vote all shares of the undersigned at the annual meeting of the shareholders of Advocat Inc., to be held on Friday, June 3, 2011, at 9:00 a.m. Central Daylight Time, at the Company’s offices, 1621 Galleria Boulevard, Brentwood, Tennessee 37027 and at any adjournments or postponements thereof, in accordance with the instructions on the reverse.
THE SHARES REPRESENTED HEREBY WILL BE VOTED AS SPECIFIED. IF NO SPECIFICATION IS MADE, THE SHARES WILL BE VOTED FOR PROPOSALS 1, 2 AND 3.
PLEASE SIGN AND DATE ON THE REVERSE SIDE AND RETURN PROMPTLY